Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Planet Payment, Inc.

Long Beach, New York

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2012 (May 23, 2012 as to the effect of the retrospective application of Financial Accounting Standards Board Accounting Standards Update 2011-05 discussed in Note 2), relating to the consolidated financial statements and financial statement schedule of Planet Payment, Inc. and subsidiaries, appearing in the Registration Statement on Amendment No. 3 to Form 10 for Planet Payment, Inc. and subsidiaries for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

New York, New York

December 19, 2012